Exhibit 23.1

The Board of Directors

New Hampshire Thrift Bancshares, Inc.

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-197376, No. 333-31737, No. 333-66305 and No. 333-115591) and on Form S-3 (No. 333-201421 and No. 333-185344) of New Hampshire Thrift Bancshares, Inc. and Subsidiaries of our report dated March 16, 2015, with respect to the consolidated balance sheets of New Hampshire Thrift Bancshares, Inc. and Subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows, for each of the years in the three-year period ended December 31, 2014, which report appears in the Annual Report on Form 10-K for the year ended December 31, 2014 of New Hampshire Thrift Bancshares, Inc.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

March 16, 2015